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                          CAREER EDUCATION CORPORATION.
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                (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a letter that Steve Bostic issued to stockholders of Career
Education Corporation on May 16, 2006:

                                  STEVE BOSTIC
                                 Wachovia Plaza
                                 P.O. Box 31046
                            Sea Island, Georgia 31561

                                                                    May 16, 2006

Dear Fellow Stockholders:

In recent weeks, Jack Larson and his Board have attempted to shift the focus of the May 18 CEC Board election away from their accountability for CEC's serious accreditation and regulatory problems and its declining enrollments and earnings. Their personal attacks on me - regarding AIU's operations under my management, the value and quality of AIU at the time it was acquired by CEC six years ago, and my "personal agenda" in this proxy contest - have no substance and are merely a smokescreen to divert attention away from the very real problems now faced by CEC - problems created by Jack Larson and his Board.

                             STOCKHOLDERS HAVE LOST
                         THE LION'S SHARE OF THEIR VALUE
                         -------------------------------

The real question that stockholders should be asking now is why have they lost $4 billion in value over the last two years under Jack Larson's leadership? In the first four months of this year alone, CEC's stock is down 25% from a high of $42.59, following CEC's disappointing financial results for the 1st quarter of 2006. Why won't management answer my questions about the impact of operational problems on earnings, including most recently the 96,388 drops identified in a CEC internal report? Why haven't Jack Larson and Board member Keith Ogata commented about the significant management role they played at the failed Phillips Colleges (Phillips) and National Education Centers (NEC), where scores of schools were closed, students were unable to complete programs or were forced to transfer to other colleges, and investors lost tens of millions in market value? Why did AIU-London, a SACS accredited university, just last month become the only institution to fail an inspection by the U.K.'s Quality Assurance Agency with a "no confidence" grade, this coming after Jack Larson has been telling stockholders for months that CEC is making progress on correcting the serious concerns that lead the Southern Association of Colleges & Schools (SACS) to put AIU on probation in December, 2005? Why has management recently suggested to investors that it has resolved the DOE and OIG investigations, when all that has transpired with those agencies is that CEC has paid $492,000 in liabilities to close out program reviews of its Collins College and Pennsylvania Culinary Institute, while most other issues appear to remain unresolved?

                AIU HAS BEEN CEC'S MOST SUCCESSFUL ASSET BUT ITS
                VIABILITY IS IN JEOPARDY UNDER CURRENT MANAGEMENT
                -------------------------------------------------

While Jack Larson and his Board have been attempting to reinvent history concerning CEC's acquisition of EduTrek International, Inc. and the AIU schools, the undeniable truth is that AIU




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from the start has been a successful division for CEC and today represents its most valuable asset. Indeed, even after the $4 billion CEC share price devaluation under Jack Larson, AIU's market value still comprises the lion's share of CEC's remaining $3 billion market capitalization. But AIU's value literally is in peril due to SACS probationary findings of major violations of trust and integrity and of extensive deficiencies in core educational criteria, all occurring on the watch of Jack Larson and his Board. If Jack Larson and his Board fail to convince SACS by this fall that CEC's systemic problems have been substantially remedied and trust and integrity have been restored, AIU most likely will lose its accreditation in December of 2006, which will be disastrous for students, employees and stockholders.

CEC acquired AIU for $81 million on January 1, 2001, a business consisting of seven fully accredited college campuses and the AIU Online Program, newly accredited by SACS in 1999. Prior to the acquisition, EduTrek - which was founded in 1996 - experienced a substantial decline in its stock price during its startup growth years as it encountered various difficulties including the Asian monetary crisis which reduced total enrollment of students by 20 percent and reduced pre-tax contribution by $5 million annually. In addition, AIU was forced to write off $3.5 million to terminate the acquisition of ITI's six Canadian schools and licenses of their technology curriculum, due to EduTrek's investment banker's conflict of interest in arranging the transaction.

But the facts are that from its first full year of operations as a private company in 1996 through the year 2000, AIU's revenues grew from $21 million to approximately $70 million. Based on a projected run rate for 2001 of $90 million in revenue, the incremental contribution would yield an estimated pre-tax income of $9 million. CEC reviewed this information in great detail and was eager to proceed with the acquisition. And CEC and its stockholders were rewarded handsomely, with CEC shares trading at $17.20 just a year later - a 70% increase from the $10.05 at which they were trading before the acquisition. AIU's enrollments have continued to grow since the acquisition, while in 2005 the CEC schools that Jack Larson often refers to as "Gold Standard Brands," such as Gibbs, Brooks Institute and his massage therapy programs, suffered a year to year decline of over 10% in enrollments. Not surprisingly, some students at Gibbs and other CEC brand schools like Brooks and Sanford Brown have recently complained that they were told "a bunch of lies" and given "a song and dance" during the admissions process and that the education they received "was not worth the investment." In fact many students surveyed indicated that they have indebtedness of $75,000 to $110,000 and still have not gained employment in their "field of study." (1)

Unlike the probation that today threatens AIU's future, when AIU was acquired in early 2001 by CEC it was not facing any negative action from SACS, as confirmed in the SACS letter I filed with the SEC on April 27. Following the new campus opening in Dubai prior to my ownership of AIU, the former president of that campus indicated they had several routine administrative matters addressed by SACS concerning the new campus opening. Those issues were dealt with in a timely way and, contrary to Jack Larson's misleading assertions, caused no interruptions to AIU's accreditation.


--------

(1) Independent survey of CEC students commissioned by private investors and conducted during April 2006.



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Nor was AIU under investigation by the DOE or any other regulator. AIU had no significant shareholder, student or employee lawsuits pending, in stark contrast to CEC's many shareholder, student and employee lawsuits. AIU in 2000 had no bad debt or private student loan program, while CEC since then has written off several hundred million dollars in bad debts and stockholder equity and is being investigated and sued over its high interest rate private loan programs. AIU's Title IV student loan "cohort default rate" for the 1999 cohort was 5.4%, compared to CEC's most recent rate of 9.2% for their 2003 cohort.

                    BOSTIC MADE INVESTMENTS IN EDUTREK WHILE
           JACK LARSON AND HIS BOARD HAVE SOLD MOST OF THEIR CEC STOCK
           -----------------------------------------------------------

Contrary to management's false accusations, I never sold EduTrek stock at any time during my tenure. In fact, with EduTrek Board approval, I made cash investments in excess of $1.6 million in EduTrek, in return for stock options granted at then current market value, which were exercised in accordance with terms approved by EduTrek's independent Board members. In contrast, Jack Larson, his Board and fellow executives cashed in approximately 90% of their stock in the 2nd quarter of 2004. CEC stockholders should be asking Jack Larson and his Board members about this $66 million cash-in, which occurred just a few weeks prior to the CEC stock crash. Also, CEC's records show that CEC's management and Board have cashed in $300 million in stock options. Currently, CEC's Board and executives own less than 1/2 of 1% of CECO shares.

                MY "PERSONAL AGENDA" IS TO CORRECT THE REGULATORY
          AND OPERATIONAL PROBLEMS CREATED BY JACK LARSON AND HIS BOARD
          -------------------------------------------------------------

Following the stock devaluation of over 50% in 2004, I began the fight for Board governance changes in 2005. I have continued the fight for substantive changes this year, and I am now offering a slate of directors who I believe will maximize our opportunity for a "market value recovery" over the next 12 to 18 months. I believe the major changes that must be made at CEC are to improve integrity, trust and credibility with stockholders, regulators and, most of all, with our valued student population. As the 2000 AIU mission statement read, "...we are committed to our students' success because their success insures ours." My nominees and I also intend to improve academic integrity and excellence through comprehensive curriculum overhaul and development and the creation of a state-of-the-art in-service faculty training program. And, we intend to work constructively with the other independent members of the Board to design and implement a successful market recovery program.

My "personal agenda" in pursuing Board positions at CEC for my fellow nominees, William Ide and James Copeland, and me is very straightforward:

To restore CEC to the highest level of educational institutions and create value for its students and stockholders. I do not believe that current management can do that without a new, intense standard of oversight by the Board.

It is clear to me that I am not alone in my "personal agenda," as government regulatory agencies (including the DOE, DOJ and OIG), accreditation bodies (including the Southern Association of Colleges and Schools), numerous litigants and the media all have questioned CEC's policies and practices for operating a business in the highly regulated higher education industry. Key members of CEC's Board have demonstrated a lack of integrity, trust, and credibility with students, regulators and stockholders. In the past week, the two major independent shareholder sponsored proxy advisory firms, ISS and Glass Lewis, also have spoken out with their analysis of the CEC Board situation, by supporting me and my fellow highly qualified Board nominees against CEC's Board members.

It is time to restore integrity, trust, excellence and value to CEC. If we are elected to the Board, you will have our complete dedication and commitment to resolving CEC's many "Black Clouds," and to recovering our market valuation. I respectfully request that you vote for significant change to the Board by voting on the BLUE proxy card for our new director candidates.

Thank you for your support for our company.

Sincerely,

/s/ Steve Bostic

Steve Bostic


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                                    IMPORTANT

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